Exhibit 10.11

EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

[DIRECTOR NAME]

Number of Shares Subject to Award: [______]

Date of Grant: [______]

Vesting Date: [______]

Pursuant to the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”), Equifax Inc., a Georgia corporation (the “Company”), has granted to the above-named non-employee member of the Board of Directors of the Company (“Director”) an award of Restricted Stock Units (the “Award”) entitling Director to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
1.    Grant Date. The Award is granted to Director on the Date of Grant set forth above (the “Grant Date”).

2.    Vesting. Except as provided in Section 3 below, the Restricted Stock Units and the right to the Shares (and any related Dividend Equivalent Units) shall vest on the [first][third] anniversary of the Grant Date set forth above (the “Vesting Date”). Prior to the Vesting Date, the Restricted Stock Units subject to the Award (and any related Dividend Equivalent Units) shall be nontransferable and, except as otherwise provided in Section 3 below, shall be immediately forfeited upon Director’s termination of service as a director of the Company. The Committee which administers the Plan reserves the right, in its sole discretion, to waive or reduce the vesting requirements.

3.    Termination of Service as a Director.

(a)    Death or Disability. If, prior to the Vesting Date, Director dies or incurs a Disability (as such term is defined in the Plan) while actively serving as a director of the Company, all outstanding unvested Restricted Stock Units subject to the Award shall immediately become fully vested and nonforfeitable and subject to immediate settlement and transfer under Section 4 after the date of Director’s death or the date of Director’s termination of service as a result of a Disability.

(b)    Termination by Retirement. If, prior to the Vesting Date, Director’s service as a director with the Company is terminated by his or her Retirement (as such term is defined in the Plan), all outstanding unvested Restricted Stock Units subject to the Award shall immediately become fully vested and nonforfeitable. The Company shall transfer the Shares issuable as a result of such vesting in accordance with Section 4 below.

(c)    Other Termination. If, prior to the Vesting Date, Director ceases to serve as a director other than due to death, Disability or Retirement, all outstanding unvested Restricted Stock Units (and any related Dividend Equivalent Units) shall immediately be forfeited, and Director’s right to any such Restricted Stock Units and the Shares shall terminate immediately upon the date Director ceases to serve as a director.

(d)    Change of Control. If, prior to the Vesting Date, a Change of Control occurs while Director is serving as a director of the Company, all of the unvested Restricted Stock Units subject to the Award shall become fully vested and nonforfeitable as of the date on which the Change of Control occurs. The Company shall transfer the Shares issuable as a result of such vesting in accordance with Section 4 below.

4.    Transfer of Vested Shares. Stock certificates (or appropriate evidence of ownership) representing the vested Shares, if any, and any vested Shares with respect to related Dividend Equivalent Units, will be delivered to Director (or, if permitted by the Company, to a party designated by Director) as soon as practicable after (but no later than 60 days after) the first to occur of the following payment dates: (a) the Vesting Date, (b) Director’s death, (c) Director’s termination of service as a result of a Disability, (d) Director’s separation from service (as defined in Section 409A), and (e) the date of a Change of Control that also constitutes a change in the ownership or effective control of the company or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A, subject, in each case, if applicable, to Section 19; provided, however, if Director has properly elected to defer delivery of the Shares pursuant to a plan or program of the Company, the Shares shall be issued and delivered as provided in such plan or program, but any Shares attributable to related Dividend Equivalent Units shall be delivered to Director as provided above and shall not be subject to deferral.

5.    Dividend Equivalent Units. If any dividends are paid or other distributions are made on the Shares subject to the Award between the Grant Date and the date the Shares are transferred as provided in Section 4, Dividend Equivalent Units shall be credited to Director based on the Shares subject to the Award, and shall be deemed reinvested in additional Shares. Such Dividend Equivalent Units shall be paid to Director in Shares at the same time as the underlying Shares subject to the Award are delivered to Director (or would be delivered to Director absent an election to defer such Shares). Director will forfeit all rights to any Dividend Equivalent Units that relate to Shares that do not vest and are forfeited.

6.    Non-Transferability of Award. Subject to any valid deferral election permitted by the Committee, until the Shares have been issued under this Award, the Shares issuable hereunder (and any related Dividend Equivalent Units) and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void.

7.    Conditions to Issuance of Shares. The Shares deliverable to Director hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting of the Shares as the Committee may establish from time to time for reasons of administrative convenience.

8.    No Rights as Shareholder. Except as provided in Section 5, Director shall not have voting, dividend or any other rights as a shareholder of the Company with respect to unvested Shares subject to the Award. Upon settlement of the Award into Shares, Director will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

9.    Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Director, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

10.    Taxes. Unless required by applicable law, the Company will not withhold any federal, state or local income taxes in connection with the vesting of the Award or the issuance of the Shares. Director will be solely responsible for any tax liability associated with this Award and the issuance of the Shares. Director represents and warrants the he or she understands the federal, state and local income tax consequences associated with the receipt and vesting of this Award and with respect to the deferral of any Shares otherwise issuable hereunder.

11.    Amendment. This Agreement may be amended only by a writing executed by the Company and Director which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to Director, and provided that no such amendment adversely affecting the rights of Director hereunder may be made without Director’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to Director, the provisions of the Restricted Stock Units, the Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units and Shares which are then subject to restrictions as provided herein.

12.    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.    Construction. The Restricted Stock Units and Shares are being issued pursuant to Section 11 of the Plan and are subject to the terms of the Plan. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

14.    Adjustments in Capital Structure. In the event of a change in corporate capitalization as described in Section 18 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to this Award. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement. Fractional shares will not be issued, and when any provision of this Agreement otherwise would entitled Director to receive a fractional share, that fraction will be disregarded.

15.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company as follows: Corporate Secretary, Equifax Inc., 1550 Peachtree St., N.W., Atlanta, GA 30309, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Director shall be addressed to Director at the address set forth in the Company’s records from time to time, or at such other address for Director maintained on the books and records of the Company.

16.    Plan Information. Director agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Plan website at www.ubs.com/onesource/efx and shareholder information, including copies of any annual report, proxy statement, Form 10-K, Form 10-Q, Form 8-K and other information filed with the SEC, from the investor relations section of the Equifax website at www.equifax.com. Director acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are available upon written or telephonic request to the Company’s Corporate Secretary. Director represents and agrees that he or she will comply with all applicable laws and Company policies relating to the Plan, this Agreement and any disposition of Shares.

17.    Consent for Accumulation and Transfer of Data. Director consents to the accumulation and transfer of data concerning him or her and the Award to and from the Company (and any Subsidiary) and UBS, or such other agent as may administer the Plan on behalf of the Company from time to time. In addition, Director understands that the Company and a Subsidiary holds certain personal information about Director, including but not limited to his or her name, home address, telephone number, date of birth, social security number, nationality, and details of all grants or awards, vested, unvested, or expired (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to information described above and any changes thereto and other appropriate personal and financial data about Director. Director hereby provides explicit consent to the Company and any Subsidiary to process any such personal data and sensitive personal data. Director also hereby provides explicit consent to the Company and any Subsidiary to transfer any such personal data and sensitive personal data outside the country in which Director resides, and to the United States or other jurisdictions. The legal persons for whom such personal data are intended are the Company (and its Subsidiaries), UBS, and any company providing services to the Company in connection with compensation planning purposes or the administration of the Plan.

18.    General. By accepting the grant of this Award, Director acknowledges and agrees that: (a) neither the Plan nor this Agreement confers upon Director the right to continue to serve as a director of the Company; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; and (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee. This Agreement and the Plan contain the entire agreement between the Company and Director relating to the Award and the Shares and supersede all prior agreements or understandings relating thereto. This Agreement may only be modified, amended or cancelled as provided in this Agreement and the Plan. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflict of law provisions. By accepting the Award, Director agrees that the Award is governed by this Agreement and by the terms and conditions contained in the Plan, as amended from time to time and incorporated into this Agreement by reference. This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to Director’s rights hereunder.

19.    Section 409A.

(a)    General. To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both Company and Director that the benefits and rights to which Director could be entitled pursuant to this Agreement comply with or be exempt from Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A.

(b)    No Representations as to Section 409A Compliance. Notwithstanding the foregoing, Company makes no representation to Director that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Company shall have no liability or other obligation to indemnify or hold harmless Director or any beneficiary for any tax, additional tax, interest or penalties that Director or any beneficiary may incur in the event that any provision of this Agreement, or any action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(c)    Six Month Delay for Specified Employees.

(i)To the extent applicable, if Director is a “Specified Employee”, then no payment or benefit payable on account of Director’s “separation from service” (as determined by the Company in accordance with Section 409A) shall be made before the date that is six months and one day after Director’s “separation from service” (or, if earlier, the date of Director’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the determination of whether Director is a “Specified Employee” at the time of his or her separation from service from the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) shall be made in accordance with the rules under Section 409A.

(d)    No Acceleration of Payments. Neither the Company nor Director, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)    Termination of Service. Any provisions of this Agreement that provide for payment of compensation subject to Section 409A and that has payment triggered by Director’s termination of service on the Board other than on account of death shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning Section 409A.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the Grant Date.

DIRECTOR	EQUIFAX INC.

_________________________________________________	By: ______________________________________________
(Signature)

Date: _____________________________________________

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